Exhibit 10.20
Compensation Arrangements for FY 2023
Named Executive Officers
Marvell Technology, Inc.
Note: The following summary of compensation arrangements does not include all previously-reported compensation arrangements or awards granted under previously-disclosed incentive plans. Disclosures with respect to compensation for Named Executive Officers for the 2022 fiscal year were included in the Company's definitive proxy statement for the Company's 2022 Annual Meeting of Stockholders filed with the SEC on May 6, 2022, and additional disclosures with respect to compensation for Named Executive Officers for the 2023 fiscal year will be included in the Company's definitive proxy statement for the Company's 2023 Annual Meeting of Stockholders.

NAME	TITLE	SALARY ($)	INCENTIVE TARGET (% OF SALARY)
MATTHEW MURPHY	President and Chief Executive Officer	1,070,000	200
RAGHIB HUSSAIN	President, Products and Technologies	640,000	100
JEAN HU	Chief Financial Officer	640,000	100
MITCHELL GAYNOR	Chief Administration and Legal Officer and Secretary	550,000	90
DAN CHRISTMAN	EVP, Storage Products Group	510,000	90

Annual Incentive Plan for Fiscal Year 2023 (“AIP”)
The AIP is a cash incentive program that is designed to provide additional focus on the achievement of company goals, align target total cash compensation with actual Company performance, provide competitive total cash targets to attract and retain executive talent, and reward our executives for the achievement of Company goals. Under the AIP the Company’s executive officers are eligible to earn cash incentives based upon the achievement of pre-established performance goals. Total incentive opportunities will be based on achievement of semi-annual targets and will be paid annually. Incentive payouts may range between 0% and 200% of the target incentive opportunity.
The AIP provides for potential payouts based on the following metrics:
•    revenue (45%),
•    non-GAAP gross margin (25%), and
•    non-GAAP operating income margin (30%).
If the Company fails to achieve the threshold level for any of the above Company performance goals, no payout is awarded for that goal.
Payouts for the President and Chief Executive Officer and for the Chief Financial Officer will be based solely on the above Company performance goals. Payouts for the other executive officers may be based 80% on Company performance goals and 20% on individual performance goals, provided that no overachievement on the 20% individual component will be permitted unless the Company achieves at least 100% of the Company’s performance goals. Nevertheless, in its discretion, the Executive

Exhibit 10.20
Compensation Committee may reduce the individual component for any executive officer (and increase the component based on Company performance) if it determines doing so would be appropriate in the circumstances.
The Executive Compensation Committee determined that the combined application of all the metrics would make achievement difficult to meet at target and very difficult to meet at maximum payout.